Filed Pursuant to Rule 433
Dated June 13, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Form:	Registered notes

Trade Date:	June 13, 2012

Settlement Date (Original Issue Date):	June 20, 2012

Maturity Date:	June 20, 2030

Principal Amount:	EUR 150,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	0.555%

All-in Price:	99.445%

Net Proceeds to Issuer:	EUR 149,167,500

Redemption Price:	100.00%

Benchmark:	18yr Euro Mid-Swap Rate
Benchmark Yield:	2.226%
Spread to Benchmark:	1.630%

Re-Offer Yield:	3.856%
Interest Rate Per Annum:	3.856%
Interest Payment Dates:	Annually in arrear on every June 20, commencing from and including June 20, 2013 up to and including the Maturity Date

Day Count Convention:	Actual/Actual (ICMA), Following Unadjusted

Filed Pursuant to Rule 433
Dated June 13, 2012
Registration Statement No. 333-178262

Business Day Convention:	New York & TARGET

Method of Settlement:	Euroclear / Clearstream Banking, SA

Listing:	None

Denominations	Minimum of EUR100,000 with increments of EUR100,000 thereafter

Call Dates (if any):	Not Applicable

Call Notice Period:	Not Applicable

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

ISIN:	XS0795151082

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.555% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Bank PLC	EUR150,000,000
Total	EUR150,000,000

Filed Pursuant to Rule 433
Dated June 13, 2012
Registration Statement No. 333-178262

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended

Additional Information

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by accessing the links below. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847